ABC ACQUISITION CORP 1501
                        (A Development Stage Company)

                        Audited Financial Statements

 As of December 31, 2009 and For the Period From July 10, 2009 (Inception) to
                              December 31, 2009


                           ABC ACQUISITION CORP 1501
                         (A Development Stage Company)

                                                                  Page No.

Index to Financial Statements                                      F - 1

Report of Independent Registered Public Accounting Firm            F - 2

Balance Sheet at
   December 31, 2009                                               F - 3

Statement of Operations
For the period from July 10, 2009 (Inception) to
   December 31, 2009                                               F - 4

Statement of Stockholder's Deficit
For the period from July 10, 2009 (Inception) to
   December 31, 2009                                               F - 5

Statement of Cash Flows
For the period from July 10, 2009 (Inception) to
   December 31, 2009                                               F - 6

Notes to Financial Statements                                 F - 7 thru F - 9
















          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





BOARD OF DIRECTORS AND STOCKHOLDER
ABC Acquisition Corp 1501
(A Development Stage Company)

We have audited the accompanying balance sheet of ABC Acquisition Corp 1501 (a development stage company) (the "Company") as of December 31, 2009, and the related statements of operations, stockholder's deficit and cash flows for the period from July 10, 2009 (inception) through December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of its operations and cash flows for the period from July 10, 2009 (inception) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.



/s/UHY LLP
UHY LLP
Southfield, MI
April 6, 2010

                          ABC Acquisition Corp 1501
                        (A Development Stage Company)
                               Balance Sheet
                             December 31, 2009




ASSETS
  Current Assets
    Cash                                  $            0
      Total Current Assets                             0

TOTAL ASSETS                              $            0

LIABILITIES & STOCKHOLDER'S DEFICIT
    Current Liabilities
      Accounts Payable                    $        2,946
      Due to Officer                              10,000
        Total Current Liabilities                 12,946

  Stockholder's Equity
    Preferred Stock, par value $0.0001, 100            0
    Common Stock par value $0.0001; 400,000        3,500
    Deficit accumulated during the developm      (16,446)
      Total Stockholder's Deficit                (12,946)


  TOTAL LIABILITIES AND STOCKHOLDER'S DEFI$            0

                           ABC Acquisition Corp 1501
                         (A Development Stage Company)
                            Statement of Operations
     For the period from July 10, 2009 (Inception) to December 31, 2009



      General and Administrative Expenses
        Administrative Fees         $             500
        Business Licenses and Permits             648
        Filing Fees                               543
        Professional Fees                      13,000
        Transfer Agency Fees                    1,755
      Total General and Administrativ          16,446


  Net Loss                          $         (16,446)

  Net Loss Per Share:
    Basic and Diluted                                                    -

  Weighted Average Shares Outstanding:
      Basic and Diluted                                   35,000,000


  The accompanying notes are an integral part of these financial statements.

                         ABC Acquisition Corp 1501
                       (A Development Stage Company)
                         Statement of Cash Flows
   For the Period From July 10, 2009 (Inception) to December 31, 2009





                CASH FLOWS FROM OPERATING ACTIVITIES:
                   Net Loss                           $          (16,446)
                   Adjustments to reconcile Net Loss
                   to net cash used in operations activities:
                      Accounts Payable                             2,946
                          Net cash used by Operating Ac          (13,500)

                CASH FLOWS FROM FINANCING ACTIVITIES:
                   Proceeds from sale of common stock              3,500
                   Advances from Officer                          10,000
                      Net cash provided by Financing Ac           13,500


                NET CHANGE IN CASH AND CASH EQUIVALENTS                0

                CASH AND CASH EQUIVALENTS:
                   Beginning of the Period                             0

                   End of the Period                  $                0

                The accompanying notes are an integral part of these financial statements


                           ABC ACQUISITION CORP 1501
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDER'S DEFICIT
     FOR THE PERIOD FROM JULY 10, 2009 (INCEPTION) TO DECEMBER 31, 2009


                                                  Deficit
                                                 Accumulated
                                                 During the
                             Common Stock        Development
                               Shares    Value     Stage      Total

Balance, July 10, 2009 (Incep           $       $           $         -

Common Stock Issued           35,000,000  3,500                  3,500

Net Loss                                                (16,4  (16,446)

Balance, December 31, 2009    35,000,00 $ 3,500 $       (16 $  (12,946)

The accompanying notes are an integral part of these financial statements.



                          ABC ACQUISITION CORP 1501
                        (A Development Stage Company)

                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

ABC Acquisition Corp 1501 (the "Company") was incorporated on July 10, 2009 in the state of Nevada. The Company intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.

At December 31, 2009, the Company has not yet commenced any operations. All activity from July 10, 2009 (date of inception) through December 31, 2009 relates to the Company's formation and the filing of its effective registration statement.

The Company, based on proposed business activities, is a ''blank check'' company. The Securities and Exchange Commission defines such a Company as ''a development stage company'' when it has no specific business plan or purpose, or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and is issued 'penny stock,' as defined in Rule 3a 51-1 under the Securities Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of ''blank check'' companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until the Company concludes a business combination.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent, desires to employ the Company's funds in its business. The Company's principal business objective for the next twelve (12) months, and beyond such time, will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Development Stage Company
The Company is a development stage company. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated, since inception, have been considered as part of the Company's development stage activities.

Use of Estimates
The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

                                    F - 7

Income Taxes
The Company accounts for income taxes under the asset and liability method, where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has incurred losses since July 10, 2009 (inception). The Company has a deferred tax asset of $5,500 as of December 31, 2009 which is comprised of a net operating loss carryforward of approximately $16,000 for income tax purposes. The Company is uncertain whether it will realize any future tax benefit of it's deferred tax asset and accordingly, a full valuation allowance of $5,500 was provided against the Company's deferred tax asset.

At inception, the Company adopted Accounting Standards Codification guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax positions is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2009, there were no uncertain tax positions that require accrual.

Net Loss Per Share
Basic loss per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of both common and preferred stock outstanding for the period.

As of December 31, 2009 basic and diluted loss per share was the same as there were no outstanding instruments having a dilutive effect.

Recently Issued Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board ("FASB") established the FASB Accounting Standards Codification (Codification), which officially commenced July 1, 2009, to become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. Generally, the Codification is not expected to change US GAAP. All other accounting literature excluded from the Codification will be considered non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the new standards for our year ending December 31, 2009. All references to authoritative accounting literature are now referenced in accordance with the Codification.

NOTE 3 - RELATED PARTY TRANSACTION

As of December 31, 2009 the Company received $10,000 from its sole shareholder to be used for working capital. The loan is unsecured, non-interest bearing and payable on demand.

                                     F - 8

NOTE 4 - STOCKHOLDER'S EQUITY

The Company is authorized to issue a maximum of 500,000,000 shares; 400,000,000 of which are common shares with a par value of $0.0001 and 100,000,000 preferred shares with a par value of $0.0001.

On July 14, 2009, the Company issued 35,000,000 shares of common stock at the par value of $0.0001 and received $3,500 in cash to pay for accounting and filing fees.

The Company is authorized to issue 100,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

NOTE 5 - SUBSEQUENT EVENTS

The Company has performed a review of all events that occurred after December 31, 2009. The Company did not have any subsequent events.

                                   F - 9